As filed with the Securities and Exchange Commission on April 14, 1997

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                        CSL LIGHTING MANUFACTURING, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                 ---------------

     Delaware                         7372                     95-4463033
  (State or Other              (Primary Standard             (IRS Employer
   Jurisdiction                    Industrial                Identification
of Incorporation or            Classification Code              Number)
   Organization)                    Number)

                    27615 Avenue Hopkins, Valencia, CA 91355
                             (805) 257-4155
      (Address, Including Zip Code, and Telephone Number, Including
              Area Code, of Registrant's Executive Offices)
                                   -----------
                                  SYLVAN GERBER
                      Chairman and Chief Executive Officer
                        CSL Lighting Manufacturing, Inc.
                    27615 Avenue Hopkins, Valencia, CA 91355
                                 (805) 257-4155
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent for Service)
                                   -----------
                                 with a copy to:
                              KENNETH S. ROSE, ESQ.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-5030
                              (212) 838-9190 (FAX)
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                                   -----------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.[X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
          Title of Each Class of        Amount Being     Proposed Maximum    Proposed Maximum       Amount of
       Securities to be Registered       Registered       Offering Price         Aggregate       Registration Fee
                                                           Per Share (1)     Offering Price (1)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per         1,939,080         $ 0.75                $ 1,454,310       $ 440.60
share, issuable upon conversion
of outstanding Convertible
Notes(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per           625,000         $ 2.00                $ 1,250,000       $ 378.89
share, issuable upon exercise of
outstanding Common Stock
Purchase Warrants(3)
------------------------------------------------------------------------------------------------------------------
Totals                                   2,564,080                               $ 2,704,310       $ 819.49
==================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable upon conversion or otherwise in respect of the Convertible Notes.

(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Common Stock Purchase Warrants.

                                   -----------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED APRIL 14, 1997

PROSPECTUS

                        CSL LIGHTING MANUFACTURING, INC.

                        2,564,080 SHARES OF COMMON STOCK

     This Prospectus relates to 2,564,080 shares (the "Shares") of common stock, $0.01 par value per share, (the "Common Stock") of CSL Lighting Manufacturing , Inc., a Delaware corporation (the "Company"), which may be offered from time to time by and for the account of certain shareholders (the "Selling Securityholders") of the Company. The Shares covered by this Prospectus are issuable upon conversion of currently outstanding Convertible Notes of the Company (the "Debentures") and upon exercise of currently outstanding Common Stock Purchase Warrants of the Company (the "Warrants").

     The Shares offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The number of shares being offered hereby that are issuable upon conversion of the Debentures, is presently indeterminable. For the purposes of this Prospectus, the number of Shares included with respect to the Debentures is based upon the conversion rate in effect on the date of this Prospectus. However, the Registration Statement of which this Prospectus is a part, covers such indeterminable number of Shares as may become issuable upon exercise of the Debentures. See "Description of Securities" and "Plan of Distribution."

     The distribution of the Shares offered hereby by the Selling
Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. Expenses of this offering, other than fees and expenses of counsel to the Selling Securityholders, will be paid by the Company. See "Plan of Distribution."

     The Shares are traded over-the-counter and are quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the Small Cap Market System under the symbols "CSLX". On April 11, 1997 the last sales price of the Shares on the NASDAQ Small Cap System was $0.75.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
         SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7."
                            -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                  The date of this Prospectus is April __, 1997

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

     The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed pursuant to
Section 13 of the Exchange Act, (2) the Company's Proxy Statement dated January 31, 1997 for the 1996 Annual Meeting of Stockholders of the Company filed pursuant to Section 14 of the Exchange Act, and (4) the description of the Company's Shares contained in its Registration Statement on Form SB-2 filed with the Commission on March 1, 1994 (File No. 33-72678).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, CSL Lighting Manufacturing, Inc., 27615 Avenue Hopkins, Valencia, California 91355-3493; telephone number (805) 257-4155.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus and incorporated herein by reference. Except as otherwise specified, all information in this Prospectus assumes no conversion of the Debentures. Investors should carefully consider the information set forth under "Risk Factors" prior to making an investment in the Common Stock offered hereby.

                                   THE COMPANY

     The Company was organized pursuant to the laws of the State of Delaware on November 16, 1993. Its executive offices are located 27615 Avenue Hopkins, Valencia, California 91355 and its telephone number is (805) 257-4155.

                                  THE OFFERING

Securities offered hereby(1)..............2,564,080 shares.

Common Stock outstanding after this
Offering(1)...............................12,892,746 shares.

NASDAQ Symbol.............................CSLX

Use of Proceeds...........................None of the proceeds from the sale of Common Stock offered hereby will
                                          be received by the Company.

Risk Factors..............................An investment in the Securities offered hereby is speculative and
                                          involves a high degree of risk. This
                                          Prospectus contains forward- looking
                                          information which involves risk and
                                          uncertainties. The Company's actual
                                          results could differ materially from
                                          those anticipated by such
                                          forward-looking information as a
                                          result of various factors, including
                                          those discussed under "Risk Factors"
                                          in this Prospectus. See "Risk
                                          Factors."

----------

(1) Includes 1,939,080 shares issuable upon conversion of outstanding Debentures (at the conversion rate which would be applicable if the Debentures were converted on April 11, 1997), and 625,000 Shares issuable upon exercise of Warrants at an exercise price of $2.00 per Share.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information contained in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking information as a result of various factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     Operating Losses. At December 31, 1996, the Company had an accumulated deficit of $8,924,000. The Company also experienced approximately $3.2 million of operating losses during the year ended December 31, 1996. These losses were generated primarily from lower than expected dollar sales on all product lines, higher selling expenditures as a percentage of sales due to less dollar volume, and expenditures relating to the start up of overseas offices. No assurance can be given that the Company will not continue to incur operating losses.

     Limited Liquidity; Operating Losses. On October 15, 1996 the Company successfully negotiated a new two year line of credit agreement and a three year equipment term loan with a finance company. This line of credit and term loan replaced the Company's debt facility with Bank of America The terms of the Company's new line of credit call for a maximum dollar borrowing of $4,000,000 based on 80% of the Company's eligible accounts receivable and 40% of the Company's eligible inventory (capped at $1,000,000). The term debt is capped at $200,000 or 80% of the forced liquidation value of the Company's eligible equipment. The interest rate for the line of credit and term debt is prime plus 2.75% and prime plus 3%, respectively. The Company believes that its current borrowing capacity on its new line of credit is approximately $2 million.

     Additional Financing Requirements. To date the Company has met its capital and operating requirements through public sales of equity and through borrowings. The recent debt offerings have included a "conversion at a discount" feature which has had an adverse effect on profit and loss. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources." in the Form 10-KSB incorporated herein. The Company's continued operations will depend upon revenues, if any, from operations and the availability of equity or debt financing. The Company has no commitments for additional financing. Further, there can be no assurance that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations or that the Company will be able to obtain additional financing on satisfactory terms, if at all, to achieve profitable operations.

     Expansion into New Markets; Need for Additional Financing. The Company believes that a significant portion of its continued growth and profitability is dependent upon its ability to successfully market and ship new products for the energy efficient and Consumer Retail lighting markets domestically and overseas. The exploitation of these new markets will require working capital in excess of that which the Company has available. There can be no assurance that the Company will be able to generate sufficient revenues from its current or proposed business operations or raise additional monies necessary to achieve its expansion plan.

     No Certainty of New Markets or Market Acceptance of New Product Lines. The Company has recently expanded operations worldwide, revamped its product offerings and introduced new products for sale to the Specification and the Consumer Retail lighting markets. Although the Company believes that its products have been initially accepted by the Specification and the Consumer Retail lighting markets, there can be no assurance that the Company will be able to successfully manufacture and sell products for either or both of these markets in sufficient quantities or at acceptable price levels to operate profitably.

     Highly Competitive Industry. The lighting industry is intensely competitive with respect to pace, design, quality and reliability. The majority of the Company's competitors are substantially larger in size and have substantially greater financial, managerial, technical, marketing and other resources than the Company.

     Risk of International Operations. The Company believes that there are material risks attendant to its international expansion associated with the stability, both political and economic, of any particular country. Principal among those risks are the nationalization or privatization of any industry with which the Company does business in that such changes tend to impact the time period in which contractual commitments may be honored; currency crises with attendant exchange rate turbulence; and sudden changes in interest rates which generally effect the ability of customers to finance their purchases. To date the Company has not experienced any material impact as a result of recent political and economic changes or currency fluctuations internationally, however, there is no assurance that such factors will not have a material effect on the Company's business in the future.

     Dependence on Third Party Manufacturer's Sales Agencies and Distributors. The Company is primarily dependent on independent manufacturer's sales agencies and independent lighting and electrical distributors in selling the Company's products to retail and commercial end users. Although no single manufacturer's sales agency or distributor, or affiliated group of manufacturers sales agencies or distributors, account for more than 5% of the Company's sales, the Company is required to sustain relationships with approximately 100 manufacturer's sales agencies worldwide, none of whom are exclusive to the Company and any of whom could terminate their relationship with the Company at any time. In addition, manufacturer's sales agencies and distributors typically represent and distribute competing products. In the event the Company were to lose a substantial number of its independent distributors or manufacturer's sales agencies, it could have a material adverse effect on the Company if the Company were unable to find suitable, experienced replacements. The Company's ability to expand its operations will depend in significant part on its ability to attract and retain relationships with qualified manufacturers sales agencies and independent distributors experienced in the sale of lighting products. There is no assurance that the Company will be able to engage and retain qualified manufacturer's sales agencies and independent distributors capable of successfully marketing the Company's products.

     Dependence Upon Key Personnel. The success of the Company's business is largely dependent upon the active participation of Sylvan Gerber, its Chief Executive Officer and Chairman of the Board, Scott Searle, its President and Mark Allen, its Chief Operating Officer. In the event the services of either Messrs. Gerber, Searle or Allen were lost for any reason whatsoever, the Company's business operations would be adversely affected.

     Intellectual Property Rights. All of the Company's products and their design, as well as the design of the tooling used in the manufacturing of the Company's products, are proprietary to the Company. Further, the Company has sought to establish certain proprietary rights with respect to the marks under which its products and product lines are marketed. Consequently, the business of the Company is dependent, to a certain extent, on the Company's ability to establish and protect its intellectual property rights with respect to its products, designs and trademarks and tradenames under which it does business. The Company's failure or inability to establish appropriate copyrights, trademarks and patents or to adequately protect any of its intellectual property rights may have a material effect on the Company.

     Product Obsolescence. The lighting industry has experienced the introduction of numerous new products in recent years, particularly in the fields of energy efficient and decorative lighting. As a consequence, the demand for lighting products is affected by both energy conservation concerns and changing consumer preferences. Accordingly, there can be no assurance that any or all of the Company's product lines will be accepted by consumers, or if accepted, that they will not become obsolete or out of style. In the event that the marketplace does not accept a significant portion of the Company's products, the Company's sales could be adversely affected.

     Underwriter's Laboratories and Other Testing Laboratories Listing. Substantially all of the Company's products are approved by Underwriter's Laboratories Inc. ("UL"), Electrical Testing Laboratories ("ETL"), or the Canadian Standards Association ("CSA"). These organizations test a wide variety of consumer and commercial products for compliance with United States and Canadian recognized safety standards. In the United States, the laws of certain states prohibit the sale of products that have not obtained and maintained a UL or ETL listing. Even in those states where the Company is not required by law to obtain UL or ETL listing, if it is unable to obtain and maintain such UL or ETL listing on an ongoing basis, its ability to market and sell its products may be adversely affected.

     Product Liability. The manufacture and sale of the Company's products subjects the Company to the risk of product liability claims. The costs of defending or settling such claims could have a material adverse effect on the Company, even if the Company ultimately were to prevail. Although the Company presently has an aggregate of $12 million in product liability insurance, there can be no assurance that such insurance can be maintained at an acceptable cost to the Company or that any damages assessed against the Company will not exceed its coverage.

     Control by Principal Stockholders. At March 31, 1997, the Company's officers and directors owned approximately 2,275,000 shares of Common Stock representing approximately 23% of the Company's issued and outstanding Common Stock and as a result they will be able to elect all of the Company's directors, and generally control the affairs of the Company.

     Potential Environmental Risks. The Company's operations are subject to federal, state and local regulatory requirements relating to environmental protection. Although management believes that the Company's operations are in material compliance with applicable environmental laws and regulations, there can be no assurance that currently unknown matters, new laws and regulations or stricter interpretations of existing laws and regulations will not materially affect the Company's future business or operations.

     Issuance of Preferred Stock Barriers to Takeover. The Board of Directors may issue one or more series of Preferred Stock without any action on the part of the stockholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of Common Stock. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest.

     Absence of Dividends. The Company does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. To the extent the Company has earnings in the future, it intends to retain such earnings in the business operations of the Company.

     Limitation on Director Liability. As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation limits the liability of directors to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemption's as provided in
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and the DGCL, shareholders may have more limited rights to recover against directors for breach of fiduciary duty.

     Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. The Company is a Delaware corporation and is subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute prohibits the Company from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of thirty-one million shares of capital stock of which thirty million shares are designated as Common Stock and one million shares are designated as Preferred Stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of Preferred Stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of Preferred Stock and other classes of Common Stock that may be issued, may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares.

     "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from listing on NASDAQ at any time following the Effective Date, the Securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in this offering to sell the Securities in the secondary market.

     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby.

                    MARKET FOR THE REGISTRANT'S COMMON STOCK
                       AND RELATED SECURITY HOLDER MATTERS

     The following table sets forth, for the periods indicated, the high and low closing prices in the over-the-counter market for the common stock of the Company, as reported on the National Association of Securities Dealers SmallCap Market. The Company's stock is traded under the NASDAQ symbol "CSLX". At March 31, 1997 the Company had approximately 2,000 holders of its common stock. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                   Calendar 1997       High     Low
                   -------------       ----     ---

                First Quarter         1 3/8     15/16
                Second Quarter         15/16     3/4
                 (through 4/11/97)

                   Calendar 1996       High     Low
                   -------------       ----     ---

                First Quarter           2      1 1/8
                Second Quarter        3 7/8    1 7/8
                Third Quarter           4      2 1/2
                Fourth Quarter
                (through 12/16/96)    3 1/6    1 7/16

                   Calendar 1995       High     Low
                   -------------       ----     ---

                First Quarter         2 1/2     3/4
                Second Quarter        1 1/2      1
                Third Quarter         2 1/2    1 1/8
                Fourth Quarter        2 3/16     1

                               SUMMARY OF BUSINESS

     The following is a brief summary of the Company's business. Reference is made to the information contained in Item 1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, and the financial statements and notes contained therein, for a more thorough presentation of the Company's business and financial condition. Such report is incorporated herein by reference.

                                     General

     CSL Lighting Manufacturing, Inc., (d.b.a. Creative Systems Lighting) (the "Company") designs, manufactures and markets mid to high-end lighting fixtures for both commercial and residential applications on a worldwide basis.

     The Company's core business consists of five specific product categories including recessed down lighting, accent linear lighting systems, surface system coordinates, low voltage track systems and specification grade outdoor lighting. Approximately 70% of the Company's products are halogen light sources, which are smaller, longer lasting and more energy efficient light sources in comparison to traditional incandescent light sources. The balance of the Company's core product lines primarily use compact fluorescent, and incandescent lamp sources. Of the halogen light sources, approximately 70% use "low voltage", which produce a concentrated, long lasting light, while 30% are "line voltage," which produce a slightly less concentrated but significantly less expensive light source.

     The Company's core products are specified for use in new construction and in the renovation of commercial and residential properties by architects, engineers, interior designers and lighting designers (the "Specification Market"). The Company's products are also sold directly to electrical distributors, builders and to retail customers through lighting showrooms, retail specialty stores and Home Centers (the "Consumer Retail Market"). The Company believes that historically, approximately 70% of the Company's sales have been made to the Specification Market and 30% to the Consumer Retail Market.

     During 1996, the Company expanded its operations to include a presence in Asia, Europe and Africa. During 1995 and 1996, the Company successfully installed a new management team and Board of Directors. This management team has implemented significant new internal accounting and financial controls and has restructured the Company's product offerings to achieve maximum penetration of its target markets, specifically the Specification and the Consumer Retail Markets. The Company has refocused its product offerings into five specific product categories resulting in a reduction in SKU's and the inventory necessary to support these discontinued product lines. The Company's new product offerings were introduced in January 1996 and delivery commenced during the second and third quarters of 1996. During the year ended December 31, 1996, the Company began to realize the benefits of its new policies and procedures through lower selling expenditures, increased gross profit margins as a percentage of sales and the establishment of better working relationships with its vendors, customers and joint venture partners. Further, during 1996, the Company entered into a number of joint venture and cooperative agreements in Europe, Asia and Africa in an effort to further its business plan.

o In May 1996, the Company entered into a collaboration with SIMES, a large European manufacturer of specification grade outdoor lighting products. Under this arrangement, CSL has exclusive rights in the United States to the SIMES product line which is being marketed and distributed under the trade name "CSL/SIMES". The Company began shipping these products in the third quarter of 1996. The Company is also collaborating with SIMES to distribute certain CSL products in the European and Japanese marketplaces.

o In June and July 1996, the Company opened new offices in Singapore and in Dong Guan City, China to support the Company's manufacturing, marketing and sales efforts in those regions. The Dong Guan City office supports the Company's business in the South China region. The Singapore office supports the Company's business in Singapore, Thailand, Malaysia and Indonesia. Both offices include architectural and design facilities.

o In August 1996, the Company opened an architectural lighting application and design facility in Shanghai, China. The facility, which has been approved for operations by the Chinese government, provides manufacturing, marketing and sales functions to support the Company's business development efforts in mainland China. The Company is presently shipping product into mainland China. Additionally, the Company has entered into a cooperative and agency agreement with Xin Hua Electronic Co. Ltd. ("Xin Hua") to design, manufacture and distribute energy efficient lighting products in North America, Europe and Asia. Pursuant to this agreement, CSL is Xin Hua's agent in North America, Europe and South East Asia and Xin Hua is CSL's agent in mainland China. The two Company's have jointly developed new energy efficient products which are being offered, along with existing CSL products, in China under the trade name "CSL Asia." The Company introduced these energy efficient products worldwide incorporating Xin Hua's electronic ballast technology beginning in the first quarter of 1997.

o In September 1996, the Company entered a joint venture with General Technics, S.A. to establish a manufacturing, design and showroom facility in Casablanca, Morocco. This facility will initially support product offerings in Africa, Europe and the Middle East. The Company will market its products under the trade name "Creative Systems Lighting/ MOROCCO."

Product Categories and New Product Offerings

     The Company designs, manufactures and markets recessed down lighting, accent linear lighting systems, surface system coordinates, low voltage track systems and specification grade outdoor lighting. Approximately 70% of the Company's product offerings utilize halogen lamps. These light fixtures, which are generally smaller in size, produce a superior quality and intensity of light while not sacrificing style and detail for size. The balance of the Company's products primarily use compact fluorescent and incandescent lamp sources. The Company markets its lighting products under a variety of proprietary trade names directly and indirectly to commercial and residential end users for installation in private residences, office buildings, hotels, restaurants, stores and other public and private facilities. The Company believes that it has established a market niche offering performance engineered and task oriented products. The Company believes that historically, approximately 70% of the Company's sales have been made to the Specification Market and 30% to the Consumer Retail Market.

     Recessed Down Lighting. The Company's most successful product offering has been its high end low voltage halogen recessed down lighting, "Jewel Light", featuring a complete line of die cast trims. A trim is that portion of the light fixture that protrudes from the ceiling. As the market evolved and expanded in this product category, a substantial market for lesser quality (stamped versus die cast trims) with reduced price points developed. In January 1996, the Company introduced its Echo 21 line of low voltage halogen recessed down lighting with appropriate price points which it commenced the delivery of in April 1996. Echo 21 specifically addresses the budget oriented market and complements the Company's higher quality and successful "Jewel Light" line.

     Accent Linear Lighting Systems. This product category is dominated by the Company's Invizilite product. The Invizilite product is a continuous, flexible light source hidden from view to provide an upward or downward lighting or "wash" part of a wall with light. Invizilite can be manufactured to use low voltage halogen, incandescent or xenon bulbs. Traditionally, Invizilite has been exclusively marketed to the Architectural and Specification market place. In 1996, the Company introduced its third version of Invizilite, "Invizilite 3". Invizilite 3 utilizes xenon lamps allowing for longer strip lengths between transformers and increased lamp life. Additionally, the Company has repackaged its Invizilite product line and introduced it into lighting showrooms and the Home Center markets in the form of a user friendly kit.

     Surface System Coordinates. In 1996, the Company introduced a systems approach to surface lighting for suspension pendant applications, surface, wall and ceiling mounted units. Surface system coordinates is a series of light module holders with a variety of glass shapes, sizes, colors and lamp sources. The Company also markets it surface system coordinates under tradename "Optica" and "Versailles."

     Low Voltage Track Systems. The Company's "Micro Track" is a low voltage halogen track system. Micro Track's special construction allows its companion miniaturized track heads and fixtures to be moved along the track in both horizontal and vertical configurations.

     Specification Grade Outdoor Lighting. This is a new product category for the Company which is marketed and distributed to the Architectural, Specification, Lighting Showroom, and Electrical Distributor market places. The Company acquired this product line through a joint venture with a large European manufacturer and distributor of outdoor lighting product, SIMES, and has exclusive rights to the product in the United States. The Company is also collaborating with SIMES to distribute certain CSL products in the European marketplace.

Manufacturing, Assembly, Design and Tooling

     All of the Company's products are designed and tooled by the Company and are either manufactured directly by the Company or specifically on its behalf. Approximately 50% of the Company's products are manufactured or assembled in the United States either at its principal facility in Valencia, California or by local subcontractors. The balance of the Company's products are manufactured primarily in China, Taiwan and Europe. The Company assembles approximately 40% of its lighting products at its Valencia location and the rest of its products are assembled in the Far East. Additionally, much of the glass used in the Company's lighting fixtures is made in Venice, Italy, and Vianne, France.

     The Company owns all of the designs with respect to its line of products, most of which were created by employees of the Company on a work-for-hire basis; i.e., the design automatically becomes the property of the Company upon creation. In addition, the Company also from time to time will retain outside independent contractors to design lighting products. The Company owns such designs and pays the independent designers on a consulting or royalty basis.

Competition

     The lighting industry is intensely competitive with respect to price, design, quality and reliability. Among its competitors are numerous international, national and regional manufacturers some of which have equivalent products including Cooper Industries, Inc., Genlyte Group, Juno Lighting, Inc., Hubbell, Inc., Thomas Industries and Lithonia. The majority of the Company's competitors are well established, and have substantially greater financial, managerial, technical, marketing and other resources than the Company. The Company competes based upon price, quality and its brand-name recognition.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this Offering. The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any underwriters, dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid; by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions or other items constituting compensation received from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

     The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the Selling Shareholders. The expenses payable by the Company are estimated to be $10,000.

                             SELLING SECURITYHOLDERS

      The following table shows the names of the Selling Securityholders, the Shares owned beneficially by each of them, as of March 31, 1997 the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Securityholders were an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                                           Percentage     Percentage
                            Number of                  Number of Shares   Beneficially   Beneficially
                             Shares       Number of     Beneficially         Owned          Owned
                           Beneficially  Shares that   Owned After the     Before the     After the
Selling                       Owned       May Be Sold       Offering         Offering      Offering
--------                    ------------  -----------  ---------------    ------------   ------------
Securityholder
--------------
J'Art                       100,000(2)     50,000(1)           50,000            *            *
Robert Calman                50,000(3)     25,000(1)           25,000            *            *
David Caplan                350,000(4)    200,000(1)          150,000          3.3%         1.5%
Patrick Grady               100,000(5)     50,000(1)           50,000            *            *
Ihag Handelsbank**          969,540(6)    969,540(6)                0          8.6%           *
Spencer Lehman              100,000(7)     50,000(1)           50,000            *            *
Wilbur Marsh                 50,000(8)     25,000(1)           25,000            *            *
William Masucci             100,000(9)     50,000(1)           50,000            *            *
John McAuliffe              100,000(10)    50,000(1)           50,000            *            *
Helmut Meister               50,000(11)    25,000(1)           25,000            *            *
Mike Smith                  150,000(12)    75,000(1)           75,000          1.4%           *
Susan Ulf                    50,000(13)    25,000(1)           25,000            *            *
Winward Island Limited**    969,540(14)   969,540(14)               0          8.6%           *

-------------------------
 * Less than one-percent.
** This Selling Shareholder is acting as agent for certain non-U.S. residents.

1 Represents shares issuable upon exercise of currently outstanding warrants exercisable at $2.00 per share.

2 Includes 50,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

3 Includes 25,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

4 Includes 200,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

5 Includes 50,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

6 Includes 969,540 shares issuable upon conversion of an outstanding Debenture, assuming the conversion of an outstanding Debenture, assuming the conversion rate as of the date of this Prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder.

7 Includes 50,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

8 Includes 25,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

9 Includes 50,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

10 Includes 50,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

11 Includes 25,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

12 Includes (i) 75,000 shares issuable upon exercise of outstanding Common Stock Purchase Warrants, exercisable at $2.00 per share, including 25,000 held by Mr. Smith as custodian for his minor nieces; and (ii) 25,000 shares held by Mr. Smith as custodian for the same minors. Mr. Smith disclaims beneficial ownership of the shares held for the benefit of his nieces.

13 Includes 25,000 shares issuable upon exercise of an outstanding Common Stock Purchase Warrant, exercisable at $2.00 per share.

14 Includes 969,540 shares issuable upon conversion of an outstanding Debenture, assuming the conversion rate as of the date of this prospectus. Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Debenture by this Selling Securityholder.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the Shares is American Stock Transfer Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                             REPORTS TO SHAREHOLDERS

     The Company distributes annual reports to its shareholders, including financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep shareholders informed of the Company's operations.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022-2605.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include an explanatory paragraph that describes the Company's recurring losses from operations and retained deficit that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 1 to the financial statements.

PROSPECTUS

Table of Contents

 .............................................Page
                                             ----
Available Information........................
Incorporation of Certain  Documents
  By Reference...............................
Prospectus Summary...........................
Risk Factors.................................
Use of Proceeds..............................
Market for the Registrant Common Stock and
  Related Securityholder Matters.............
Summary of Business
Plan of Distribution.........................
Selling Securityholders......................
Transfer Agent...............................
Reports to Shareholders......................
Legal Matters................................
Experts......................................

=================================================

================================================================================


                                  ------------

                             Shares of Common Stock


                        CSL LIGHTING MANUFACTURING, INC.


_________________, 1997


================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

SEC Registration fee                                             $   820
                                                                 -------
Printing expenses                                                  2,000
Accounting fees and expenses                                       2,000
Legal fees and expenses                                            5,000
Miscellaneous expenses                                               180
                                                                 -------

Total                                                            $10,000
-----                                                            -------

The Selling Securityholders will not pay any of the foregoing expenses in connection with the Offering.

Item 15.    Indemnification of Directors and Officers

     Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

     The Company's certificate of incorporation provides as follows:

     "NINTH: A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the derived an improper personal benefit.

     TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended

(but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrator; provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify and such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Nether the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusively of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholder or disinterested directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

     Reference is made to the form of the Underwriting Agreement, filed as
Exhibit 1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers, and any controlling persons, by the Underwriter against certain liabilities for information furnished by the Underwriter.

Item 27.    Exhibits

(a)   Exhibits:

Exhibit
   No.                              Description                            Page
-------                             -----------                            ----

4.1            Form of Securities Purchase Agreement, Convertible
               Note and Registration Rights Agreement.*

5.1            Opinion of Morse, Zelnick, Rose & Lander, LLP**

23.1           Consent of Arthur Andersen LLP.**

23.2           Consent of Morse, Zelnick, Rose & Lander, LLP
               (included in Exhibit 5.1).

24.            Power of Attorney**

------------------
* This Exhibit was filed as Exhibit 4.1 to the Company's Annual Report on form 10-KSB for year ended December 31, 1996, and is incorporated herein by reference.
** Filed herewith.

Item 28.    Certain Undertakings

            A.    The undersigned Registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

                  (i)   to  include   any   prospectus   required  by  Section
10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

            (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

            (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating t the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Valencia, State of California on April 14, 1997.

                                    CSL LIGHTING MANUFACTURING , INC.


                                    By:    /s/Sylvan Gerber
                                           --------------------------
                                           Sylvan Gerber
                                           Chairman and Chief
                                           Executive Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on April 14, 1997 by the following persons in the capacities indicated and each of the undersigned persons, in any capacity, hereby severally constitutes Mark Allen and Kenneth S. Rose, and each of them singularly, his true and lawful attorney with full power to them and each of them to sign for him and in his name and in the capacity indicated below, this Registration Statement and any and all amendments thereto.

      Signature                           Title
      ---------                           -----

     /s/ Sylvan Gerber                  Chairman and Chief Executive
-----------------------------------     Officer and Director
         Sylvan Gerber


     /s/ Scott Searle                   President
-----------------------------------
         Scott Searle


     /s/ Mark Allen                     Vice President, Chief Operating
-----------------------------------     Officer, Acting Chief Accounting
         Mark Allen                     Officer and Secretary


     /s/ Bert Finmark                   Director
-----------------------------------
         Bert Finmark


     /s/ Michael Smith                  Director
-----------------------------------
         Michael Smith


     /s/ Dhananjay Wadaker              Director
-----------------------------------
         Dhananjay Wadaker


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